As filed with the Securities and Exchange Commission on May 18, 2018

Registration No. 333-223956

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CLPS Incorporation

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	0001724542	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o 2nd Floor, Building 18, Shanghai Pudong Software Park

498 Guoshoujing Road, Pudong, Shanghai 201203

People’s Republic of China

Tel: (+86) 21-31268010

(Address, including zip code, and telephone number, including area code, of principal executive offices)

VCorp Services, LLC

25 Robert Pitt Drive, Suite 204,

Monsey, NY 10952

Telephone: (888) 528-2677

(Name, address, including zip code, and telephone number, including areas code, of agent for service)

Copies to:

Ralph V. De Martino, Esq. F. Alec Orudjev, Esq. Schiff Hardin LLP 901 K Street, NW, Suite 700 Washington, DC 20001 Tel: 202-724-6848	Louis Taubman, Esq. Hunter Taubman Fischer & Li LLC 1450 Broadway, 26th Floor New York, NY 10018 Tel: 917-512-0827

Approximate date of commencement of proposed sale to the public: As soon as practicable after this
Registration Statement becomes effective.

Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒
			Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form F-1 (File No. 333-223956) of CLPS Incorporation is being filed for the sole purpose of filing certain exhibits (Nos. 1.1, 10.9, 10.10 and 10.11). Accordingly, Part I, the form of prospectus, has been omitted from this filing.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

The Companies Law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty of such directors or officers willful default of fraud. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities

Since our inception, we issued 11,290,000 shares in the aggregate to 5 shareholders upon the reorganization of our company and in transactions that were not required to be registered under the Securities Act. All such share issuances were deemed to be exempt under the Securities Act by virtue of Section 4(2) thereof as transactions not involving any public offering. In addition, certain share issuances were deemed not to fall within Section 5 under the Securities Act and to be further exempt under Rule 901 and 903 of Regulation S promulgated thereunder by virtue of being issuances of securities by non-U.S. companies to non-U.S. citizens or residents, conducted outside the United States and not using any element of interstate commerce.

The information below lists all of the securities related to CLPS Shanghai since CLPS Shanghai was registered:

ChinaLink Professional Services Co., Ltd.

On August 30, 2005, Jingsu Pan and Xiaochun Deng agreed to establish ChinaLink Professional Services Co., Ltd. (“CLPS Shanghai”) and signed CLPS Shanghai’s Articles of Association. Pursuant to the Articles of Association, Jingsu Pan and Xiaochun Deng agreed to invested RMB250,000 (approximately US$30,881) in cash for 50% of equity interests in CLPS Shanghai, and the total registered capital of CLPS Shanghai was RMB500,000 (approximately US$61,763).

On December 5, 2005, Jingsu Pan and Xiaochun Deng signed the Resolution of the Board of Shareholders and agreed to increase CLPS Shanghai’s registered capital to RMB1,000,000 (approximately US$123,671). Jingsu Pan and Xiaochun Deng respectively made full payment for their subscribed capital to RMB500,000 (approximately US$61,835).

On March 29, 2010, Yan Pan entered into a Share Purchase Agreement with Jingsu Pan pursuant to which Yan Pan purchased all of Jingsu Pan’s shares in CLPS Shanghai.

On October 19, 2010, Raymond Ming Hui Lin entered into a Share Purchase Agreement with Xiaochun Deng pursuant to which Raymond Ming Hui Lin purchased all of Xiaochun Deng’s shares in CLPS Shanghai.

On October 31, 2012, CLPS Shanghai increased its registered capital to RMB5,000,000 (approximately US$799,987). Yan Pan and Raymond Ming Hui Lin respectively made full payment for their subscribed capital to RMB2,500,000 (approximately US$399,993).

On October 30, 2013, Xiao Feng Yang entered into a Share Purchase Agreement with Yan Pan pursuant to which Xiao Feng Yang purchased all of Yan Pan’s shares in CLPS Shanghai.

On June 24, 2014, CLPS Shanghai increased its registered capital to RMB30,000,000 (approximately US$4,759,004). Xiao Feng Yang and Raymond Ming Hui Lin respectively made full payment for their subscribed capital to RMB15,000,000 (approximately US$2,379,502).

On December 15, 2015, CLPS Shanghai changed its form into a PRC joint stock limited company. The share capital of CLPS Shanghai was RMB30,000,000, which was divided into 30,000,000 shares of RMB1.00 per share. Xiao Feng Yang and Raymond Ming Hui Lin respectively held 15,000,000 shares of CLPS Shanghai.

On May 16, 2016, CLPS Shanghai issued 3,870,000 shares to three limited partnerships (hereinto: 1,700,000 shares to Shanghai Qinyao Investment Partnership, 1,270,000 shares to Shanghai Qinzhi Investment Partnership, and 900,000 shares to Shanghai Qinshang Software Technology Counsel Partnership) of RMB1.00 per share. CLPS Shanghai’s registered capital was increased to RMB33,870,000.

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On July 18, 2017, three abovementioned limited partnerships transferred all their shares of CLPS Shanghai to their individual partners according to the proportion of each partner’s capital contribution. Total 47 individuals became shareholders of CLPS Shanghai.

In August 2017, Qiner Co., Ltd. (“Qiner”) entered into three Share Purchase Agreement with three non-Chinese individual shareholders of CLPS Shanghai pursuant to which the three non-Chinese individual shareholders of CLPS Shanghai were to sell all their shares of CLPS Shanghai to Qiner. The share transfer price was RMB1.00 per share.

In November 2017, Shanghai Qincheng Information Technology Co., Ltd (“WOFE”) entered into 46 Share Purchase Agreement with all 46 Chinese individual shareholders of CLPS Shanghai pursuant to which the 46 Chinese individual shareholders of CLPS Shanghai were to sell all their shares of CLPS Shanghai to WOFE. The share transfer price was RMB1.00 per share.

CLPS Ruicheng Co., Ltd.

On May 10, 2013, CLPS Ruicheng Co., Ltd. (“CLPS RC”) was established by Wenbin Li and CLPS Shanghai. Wenbin Li invested RMB45,000 (US$7,321) in cash for 45% of equity interests in CLPS RC, and CLPS Shanghai invested RMB55,000 (US$8,948) in cash for 55% of equity interests in CLPS RC. The total registered capital of CLPS RC was RMB100,000 (US$16,269).

On April 2, 2014, Wenbin Li and CLPS Shanghai signed/sealed the Resolution of the Board of Shareholders and agreed to increase CLPS RC’s registered capital to RMB10,000,000 (US$1,611,500). Wenbin Li increased his subscribed capital to RMB4,500,000 (US$725,175), and CLPS Shanghai increased its subscribed capital to RMB5,500,000 (US$886,325).

On November 17, 2015, Wenbin Li entered into a Share Purchase Agreement with CLPS Shanghai pursuant to which CLPS Shanghai purchased all of Wenbin Li’s shares in CLPS RC.

CLPS Dalian Co., Ltd.

On May 28, 2011, CLPS Shanghai decided to establish CLPS Dalian Co., Ltd. (“CLPS Dalian”) and sealed its Articles of Association. CLPS Shanghai invested RMB100,000 (US$15,234) in cash for 100% of equity interests in CLPS Dalian, and the total registered capital of CLPS Dalian was RMB100,000 (US$15,234).

On June 13, 2012, CLPS Dalian increased its registered capital to RMB1,000,000 (US$157,023). CLPS Shanghai made full payment for its subscribed capital to RMB1,000,000 (US$157,023).

On March 5, 2014, CLPS Dalian increased its registered capital to RMB2,000,000 (US$326,371). CLPS Shanghai increased its subscribed capital from RMB1,000,000 to RMB2,000,000 (US$326,371).

CLPS Beijing Hengtong Co., Ltd.

On March 30, 2015, CLPS Beijing Hengtong Co., Ltd. (“CLPS Beijing”) was established by Jingwei Sun and CLPS Shanghai. Jingwei Sun subscribed RMB3,000,000 (US$483,364) in cash for 30% of equity interests in CLPS Beijing, and CLPS Shanghai subscribed RMB7,000,000 (US$1,127,850) in cash for 70% of equity interests in CLPS Beijing. The total registered capital of CLPS Beijing was RMB10,000,000 (US$1,611,214).

On March 20, 2016, Jingwei Sun and CLPS Shanghai signed/sealed the Resolution of the Board of Shareholders and agreed to reduce CLPS Beijing’s registered capital to RMB1,000,000 (US$154,603). Jingwei Sun reduced his subscribed capitial to RMB300,000 (US$46,381) and CLPS Shanghai reduced its subscribed capital to RMB700,000 (US$108,222).

Judge China & Judge HR

On November 9, 2016, CLPS Shanghai entered into a Share Purchase Agreement with JUDGE GROUP ASIA LIMITED pursuant to which CLPS Shanghai purchased 60% of JUDGE GROUP ASIA LIMITED’s shares in Judge (Shanghai) Co., Ltd. (“Judge China”) which is established by JUDGE GROUP ASIA LIMITED in November 23, 2010. The registered capital of Judge China was RMB18,630,000 (US$2,804,329).

On September 20, 2012, Judge China and an unrelated company agreed to establish Judge (Shanghai) Human Resource Co., Ltd. (“Judge HR”). Judge China subscribed RMB700,000 (US$111,048) for 70% of equity interests in Judge HR.

CLPS Shenzhen Co., Ltd.

On April 7, 2017, CLPS Shenzhen Co., Ltd. (“CLPS Shenzhen”) was established by CLPS Shanghai and CLPS Technology (HK) Co., Ltd. (“CLPS Hong Kong”). CLPS Shanghai subscribed RMB3,500,000 (US$507,408) for 70% of equity interests in CLPS Shenzhen, and CLPS Hong Kong subscribed RMB1,500,000 (US$217,461) for 30% of equity interests in CLPS Shenzhen. The total registered capital of CLPS Hong Kong was RMB5,000,000 (US$724,869).

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Tianjin Huanyu Qinshang Network Technology Co., Ltd.

On September 27, 2017, Tianjin Huanyu Qinshang Network Technology Co., Ltd. (“Huanyu”) was established by CLPS Shanghai and Jingwei Sun. CLPS Shanghai subscribed RMB3,000,000 (US$451,807) for 30% of equity interests in Huanyu, and Jingwei Sun subscribed RMB7,000,000 (US$1,054,217) for 70% of equity interests in Huanyu. The total registered capital of Huanyu was RMB10,000,000 (US$1,506,024).

CLPS Guangzhou Co., Ltd.

On September 27, 2017, CLPS Guangzhou Co., Ltd. (“CLPS Guangzhou”) was established by CLPS Shanghai and Qiner Co., Limited (“Qiner”). CLPS Shanghai subscribed RMB510,000 (US$76,807) for 51% of equity interests in CLPS Guangzhou, and Qiner subscribed RMB490,000 (US$73,795) for 49% of equity interests in CLPS Guangzhou. The total registered capital of CLPS Guangzhou was RMB1,000,000 (US$150,602).

CLPS Technology (Australia) Pty. Ltd.

On November 10, 2015, CLPS Shanghai invested AUD200,000 (US$140,600) to establish CLPS Technology (Australia) Pty. Ltd. and CLPS held 100% of equity interests in CLPS AU.

CLPS Technology (Singapore) Pte. Ltd.

On August 18, 2015, CLPS Shanghai invested SGD100,000 (US$71,149) to establish CLPS Technology (Singapore) Pte. Ltd. and CLPS held 100% of equity interests in CLPS SG.

On June 21, 2016, CLPS Shanghai decided to increase investment to SGD500,000 (US$372,606) and CLPS kept holding 100% of equity interests in CLPS SG.

CLPS Technology (HK) Co., Ltd.

On January 7, 2016, CLPS Shanghai invested HKD200,000 (US$25,793) to establish CLPS Technology (HK) Co., Ltd. and CLPS held 100% of equity interests in CLPS Hong Kong.

On November 24, 2016, Zhaolong Zhang invested HKD50,000 (US$6,447) in CLPS Hong Kong, and got 20% of equity interests in CLPS Hong Kong correspondingly. CLPS Shanghai held 80% of equity interests after the investment.

On December 27, 2017, the Company entered into a one-year agreement with Ascent Investor Relations LLC (“Ascent”) pursuant to which Ascent was to provide certain investor relations consulting services to the Company. In addition to the cash fee of $6,000 per month, the Company agreed to issue to Ascent a five-year common share purchase warrant to purchase 107,000 shares of the Company’s common shares.

On December 1, 2017, the Company entered into a financial advisory agreement with Gear Ltd. (“Gear”) pursuant to which Gear was to provide certain due diligence support, advisory, consulting, investor relations and other related services to the Company. In addition to the cash retainer fee of RMB 400,000 (US$59,003), the Company also agreed to issue to Gear a five-year common share purchase warrant to purchase 0.7% of the number of the common shares of the Company at closing of the contemplated IPO.

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Item 8.	Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are filed herewith or incorporated by reference in this prospectus:

Exhibit	Exhibit title

1.1	Form of Underwriting Agreement.

3.1	Memorandum and Articles of Association (1).

4.1	Specimen Share Certificate (1).

5.1	Opinion of Ogier (2).

8.1	Opinion of Hansen & Partners (2).

8.2	Opinion of Schiff Hardin LLP (2).

10.1	2017 Equity Incentive Plan (1).

10.2	Form Independent Director Agreement (1).

10.3	Employment Agreement between the Company and Xiao Feng Yang (1).

10.4	Employment Agreement between the Company and Raymond Ming Hui Lin (1).

10.5	Employment Agreement between the Company and Tian van Acken (1).

10.6	ANZ Global Services and Operations (Chengdu) Company Limited Agreement (1).

10.7	Master Lease Agreement - Shanghai Pudong Software Park Co., Ltd. (1).

10.8	Form of Framework Contract for Subcontracting (1).

10.9	Form Warrant Agreement.

10.10	Form Lockup Agreement.

10.11	Escrow Indemnification Agreement.

14.1	Code of Conduct and Ethics (1).

21.1	List of Subsidiaries of the Registrant (1).

23.1	Consent of Friedman LLP.

23.2	Consent of Ogier (included in Exhibit 5.1). (2)

23.3	Consent of Hansen & Partners (included in Exhibit 8.1). (2)

23.4	Consent of Schiff Hardin LLP (included in Exhibit 8.2). (2)

24.1	Power of Attorney (included on signature page). (1)

99.1	Charter of the Audit Committee (1).

99.2	Charter of the Compensation Committee (1).

99.3	Charter of the Nominating Committee (1).

(1)	Previously filed as part of the registration statement filed with the SEC on March 30, 2017.

(2)	Previously filed as part of the registration statement filed with the SEC on April 24, 2018.

(b) Financial Statement Schedules

None.

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Item 9.	Undertakings

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.”

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on May 18, 2018.

CLPS Incorporation

By:	/s/ Raymond Ming Hui Lin
Name:	Raymond Ming Hui Lin
Title:	Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Xiao Feng Yang	Chairman, President and Director	May 18, 2018
Xiao Feng Yang

/s/ Raymond Ming Hui Lin	Chief Executive Officer and Director	May 18, 2018
Raymond Ming Hui Lin	(Principal Executive Officer)

/s/ *	Chief Financial Officer	May 18, 2018
Tian van Acken	(Principal Accounting and Financial Officer)

/s/ *	Independent Director	May 18, 2018
Jin He Shao

/s/ *	Independent Director	May 18, 2018
Kewei Huang

/s/ *	Independent Director	May 18, 2018
Kathryn Amooi

By:*	Xiao Feng Yang
Xiao Feng Yang Attorney in fact

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the Company has signed this registration statement or amendment thereto in New York on May 18, 2018.

Authorized U.S. Representative
VCorp Services, LLC 25 Robert Pitt Drive, Suite 204 Monsey, NY 10952 Telephone: (888) 528-2677

By:	/s/ Isaac Muller
Name: Isaac Muller
Title: Authorized Person

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